Exhibit 1: Income Statement (Second Quarter 2007)

		Ch$ millions		US$ millions (1)%
		Q2'07	Q2'06	Q2'07	Q2'06	Change

Net sales		120.936	113.343	229,5	215,1	6,7%

Cost of goods sold		(62.406)	(61.272)	(118,4)	(116,3)	1,9%
	% of sales	51,6%	54,1%	51,6%	54,1%

Gross profit		58.530	52.071	111,1	98,8	12,4%
	% of sales	48,4%	45,9%	48,4%	45,9%

SG&A		(48.545)	(46.300)	(92,1)	(87,9)	4,8%
	% of sales	40,1%	40,8%	40,1%	40,8%

Operating income		9.985	5.770	19,0	11,0	73,0%
	% of sales	8,3%	5,1%	8,3%	5,1%

Non-operating result
	Financial income	320	222	0,6	0,4	44,1%
	Equity in NI of rel. companies	(224)	64	(0,4)	0,1	NM
	Other non-operating income	1.062	2.434	2,0	4,6	-56,4%
	Amortization of goodwill	(662)	(1.410)	(1,3)	(2,7)	-53,1%
	Interest expenses	(1.928)	(1.831)	(3,7)	(3,5)	5,3%
	Other non-operating expenses	(820)	(506)	(1,6)	(1,0)	62,2%
	Price level restatement	(1.046)	(600)	(2,0)	(1,1)	74,4%
	Currency exchange result	274	(294)	0,5	(0,6)	NM
	Total	(3.024)	(1.921)	(5,7)	(3,6)	57,4%

Income before taxes		6.961	3.849	13,2	7,3	80,8%
	Income taxes	(258)	(865)	(0,5)	(1,6)	-70,1%
	Tax rate	3,7%	22,5%	3,7%	22,5%

Minority interest		(427)	375	(0,8)	0,7	NM

Amort. of negative goodwill		13	13	0,0	0,0	-2,4%

Net income		6.288	3.372	11,9	6,4	86,5%
	% of sales	5,2%	3,0%	5,2%	3,0%

Earnings per share		19,74	10,59	0,04	0,02	86,5%
Earnings per ADR		98,71	52,94	0,19	0,10

Weighted avg. shares (millions)		318,5	318,5	318,5	318,5

Depreciation		10.721	10.705	20,3	20,3	0,1%
Amortization		142	167	0,3	0,3	-14,9%
EBITDA		20.848	16.642	39,6	31,6	25,3%
	% of sales	17,2%	14,7%	17,2%	14,7%

Capital expenditures		14.012	10.168	26,6	19,3	37,8%

(1) Exchange rate: US$1.00 = Ch$526.86